Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-228065 and 333-228101) and Form S-8 (No. 333-198799) of CorEnergy Infrastructure Trust, Inc. of our report dated March 11, 2021 relating to the financial statements of Crimson California, which appears in this Current Report on Form 8-K/A.

/s/ PricewaterhouseCoopers LLP
Denver, Colorado
April 22, 2021